AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 6, 2005 BY AND AMONG CITIZENS COMMUNITY MHC, CITIZENS COMMUNITY BANCORP, CITIZENS COMMUNITY FEDERAL AND COMMUNITY PLUS SAVINGS BANK

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TABLE OF CONTENTS

INTRODUCTORY STATEMENT	1
ARTICLE I - DEFINITIONS	1
ARTICLE II - THE MERGER	5
2.1 The Merger	5
2.2 Closing	7
2.3 Effective Time	7
2.4 Effect on Outstanding Shares of Acquiror Bancorp Common Stock	7
2.5 Alternative Structure	7
ARTICLE III - REPRESENTATIONS AND WARRANTIES	7
3.1 Disclosure Letters	7
3.2 Representations and Warranties of Acquiree Bank	8
3.3 Representations and Warranties of Acquiror	16
ARTICLE IV - CONDUCT PENDING THE MERGER	24
4.1 Forbearances by Acquiree Bank	24
4.2 Forbearances by Acquiror	26
ARTICLE V - COVENANTS	26
5.1 Acquisition Proposals	26
5.2 Certain Policies and Actions of Acquiree Bank	27
5.3 Access and Information	27
5.4 Applications; Consents	28
5.5 Additional Agreements	29
5.6 Publicity	29
5.7 Stockholders Meeting; Members Meetings	29
5.8 Proxy Statements	30
5.9 Notification of Certain Matters	31
5.10 Employee Benefits Matters	32
5.11 Indemnification	33
5.12 Directors, Officers and Employees	34
ARTICLE VI - CONDITIONS TO CONSUMMATION	35
6.1 Conditions to Each Party's Obligations	35
6.2 Conditions to the Obligations of Acquiror	35
6.3 Conditions to the Obligations of Acquiree Bank	36
ARTICLE VII - TERMINATION	37
7.1 Termination	37
7.2 Termination Fees and Expenses	39
7.3 Effect of Termination	39
ARTICLE VIII - CERTAIN OTHER MATTERS	39
8.1 Interpretation	39
8.2 Survival	39
8.3 Waiver; Amendment	39
8.4 Counterparts	39
8.5 Governing Law	39
8.6 Expenses	39
8.7 Notices	40
8.8 Entire Agreement; etc.	40
8.9 Successors and Assigns; Assignment	40

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EXHIBITS

Exhibit A Directors of Resulting Institution

Exhibit B Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

             This is an Agreement and Plan of Merger, dated as of the 6th day of January, 2005 ("Agreement"), by and among Citizens Community MHC, a federally chartered mutual holding company ("Acquiror MHC"), Citizens Community Bancorp, a federally chartered subsidiary holding company ("Acquiror Bancorp"), Citizens Community Federal, a federally chartered stock savings bank ("Acquiror Bank") (Acquiror MHC, Acquiror Bancorp and Acquiror Bank being collectively referred to as "Acquiror"), and Community Plus Savings Bank, a federally chartered mutual savings bank ("Acquiree Bank").

INTRODUCTORY STATEMENT

1.	Acquiror MHC is a federally chartered mutual holding company with its principal office located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror MHC owns approximately 67.83% of the outstanding common stock of Acquiror Bancorp, a federal corporation with its principal offices located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror Bank is a federal stock savings bank with its principal offices located at 2174 Eastridge Center, Eau Claire, Wisconsin. Acquiror Bancorp owns 100% of the capital stock of Acquiror Bank.
2.	Acquiree Bank is a federal mutual savings bank with its principal offices located at 310 W. Tienken Road, Rochester Hills, Michigan.
3.	The Board of Directors of each of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and Acquiree Bank has determined that this Agreement, the Merger (as defined in Article I) and the business combination and related transactions contemplated hereby, whereby Acquiree Bank will merge with and into Acquiror Bank with Acquiror Bank being the surviving entity, are advisable and in the best interests of Acquiror, Acquiree Bank, the members of Acquiree Bank, the members of Acquiror MHC, and the stockholders of Acquiror Bancorp.
4.	Acquiror and Acquiree Bank each desire to make certain representations, warranties and agreements in connection with the Merger and related transactions provided for herein and to prescribe various conditions to such transactions.

            In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I - DEFINITIONS

            For purposes of this Agreement:

            "Acquiree Bank" shall have the meaning given to that term in the preamble.

            "Acquiree Bank Continuing Employee" shall have the meaning given to that term in Section 5.10(a).

            "Acquiree Bank Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Acquiree Bank Employee Plans" shall have the meaning given to that term in Section 3.2(m)(i).

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            "Acquiree Bank Financial Statements" shall have the meaning given to that term in Section 3.2(e).

            "Acquiree Bank Members Meeting" shall have the meaning given to that term in Section 5.7(c).

            "Acquiree Bank Pension Plan" shall have the meaning given to that term in Section 3.2(m)(iii).

            "Acquiree Bank Proxy Statement" shall have the meaning given to that term in Section 5.8(a).

            "Acquiree Bank Qualified Plan" has the meaning given to that term in Section 3.2(m)(iv)).

            "Acquiror" shall have the meaning given to that term in the preamble.

            "Acquiror Bancorp" shall have the meaning given to that term in the preamble.

            "Acquiror Bancorp Common Stock" means the common stock, par value $.01 per share, of Acquiror Bancorp.

            "Acquiror Bancorp's Reports" shall have the meaning given to that term in Section 3.3(e)(i).

            "Acquiror Bank" shall have the meaning given to that term in the preamble.

            "Acquiror Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Acquiror MHC" shall have the meaning given to that term in the preamble.

"Acquiror Members Meeting" shall have the meaning given to that term in Section 5.7(b).

            "Acquiror Pension Plan" shall have the meaning given to that term in Section 3.3(m)(iii).

            "Acquiror Proxy Statement" shall have the meaning given to that term in Section 5.8(a).

            "Acquiror Qualified Plan" has the meaning given to that term in Section 3.3(m)(i).

            "Acquiror Stockholders Meeting" shall have the meaning given to that term in Section 5.8(a).

            "Acquiror's 2004 Financial Statements" shall have the meaning given to that term in Section 3.3(e)(ii).

            "Acquisition Proposal" means any proposal or offer with respect to an Acquisition Transaction.

            "Acquisition Transaction" means any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Acquiree Bank; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Acquiree Bank's consolidated assets in a single transaction or series of transactions; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

            "Agreement" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

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            "Appraised Value" means the appraised value of Acquiree Bank as of the Effective Date, as determined by an Independent Appraisal.

            "Closing" shall have the meaning given to that term in Section 2.2.

            "Closing Date" shall have the meaning given to that term in Section 2.2.

            "CRA" means the Community Reinvestment Act.

            "Disclosure Letter" shall have the meaning given to that term in Section 3.1.

            "Effective Date" shall have the meaning given to that term in Section 2.3.

            "Effective Time" shall have the meaning given to that term in Section 2.3.

            "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" means any entity that is considered one employer with Acquiror MHC, Acquiror Bancorp or Acquiror Bank under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "FDIA" means the Federal Deposit Insurance Act, as amended.

            "FDIC" means the Federal Deposit Insurance Corporation.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

            "GAAP" means generally accepted accounting principles.

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            "Government Regulator" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

            "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.

            "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            "HOLA" means the Home Owners' Loan Act, as amended.

            "Indemnified Party" shall have the meaning given to that term in Section 5.11(a).

            "Independent Appraisal" shall mean the Appraised Value determined by an independent appraisal firm that is expert in valuing mutual savings institutions, such appraisal being acceptable to the OTS and reasonably acceptable to Acquiree Bank and Acquiror.

            "IRC" means the Internal Revenue Code of 1986, as amended.

            "IRS" means the Internal Revenue Service.

            "Key Employee" shall have the meaning given to that term in Section 5.12(g).

            "Knowledge" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with a title of senior vice president or above.

            "Lien" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

            "Loan" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

            "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "Market Price Per Share" means the average of the closing bid price of Acquiror Bancorp Common Stock on the OTC Bulletin Board as reported on the Internet at www.otcbb.com for the 15 consecutive trading days ending on the fifth day before the Effective Date.

            "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and their Subsidiaries, calculated on an aggregate and consolidated basis, on the one hand or Acquiree Bank, on the other hand, as the context may dictate; provided, however, that any such effect resulting solely from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Acquiror Bank and Acquiree Bank,

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or to financial and/or depository institutions generally, or (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, shall not be considered in determining if a Material Adverse Effect has occurred.

            "Maximum Insurance Amount" shall have the meaning given to that term in Section 5.11(c).

            "Merger" shall mean, the Merger of Acquiree Bank into Acquiror Bank (as defined in Section 2.1) and any other mergers necessary to effectuate the transactions contemplated by this Agreement.

            "OTS" means the Office of Thrift Supervision.

            "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

            "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

            "SEC" means the United States Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "SERP" shall have the meaning given to that term in Section 5.12(g).

            "Subsidiary" means a corporation, partnership, joint venture or other entity in which a party hereto has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

            "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that Acquiree Bank's Board of Directors determines in good faith, after consulting with its financial advisor, would, if consummated, result in a transaction that is more favorable to the members of Acquiree Bank than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal).

            "Taxes" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes, including interest, penalties, additions, and other assessments.

            "Voting Agreement" means the agreement, in the form of Exhibit B hereto, executed by each of Acquiror's directors and executive directors, to vote their shares of Acquiror Bancorp Common Stock in favor of this Agreement and the Merger.

ARTICLE II - THE MERGER

            2.1     The Merger.

                        (a)      General. On the Effective Date (as defined in Section 2.3), Acquiree Bank will merge with and into Acquiror Bank (the "Merger") with Acquiror Bank as the resulting institution and the

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name of the resulting institution will be Citizens Community Federal (with Community Plus Savings Bank thereupon becoming a division of Citizens Community Federal). At the Effective Time, the separate corporate existence of Acquiree Bank shall cease. Acquiror Bank shall be the surviving institution in the Merger and shall continue to be governed by the HOLA and the regulations of the OTS thereunder and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. As a result of the Merger, each borrower member of Acquiree Bank and each holder of a deposit account in Acquiree Bank as of the Effective Time shall have the same rights and privileges in Acquiror Bank as if such borrowing and/or deposit account, respectively, had been established at Acquiror Bank, and all deposit accounts established at Acquiree Bank prior to the Effective Time shall confer on a depositor the same rights and privileges in Acquiror Bank as if such deposit account had been established at Acquiror Bank on the date established at Acquiree Bank.

                        (b)     OTS Approval. The Merger shall not be effective until and unless it is approved by the OTS. The Effective Date of the Merger shall be the date on which articles of combination for the Merger are endorsed by the OTS.

                        (c)     Home Office and Branches of Resulting Institutions. The home office of the resulting institution from the Merger shall be 2174 Eastridge Center, Eau Claire, Wisconsin 54701. The branch offices of Acquiror Bank and Acquiree Bank that are in lawful operation immediately prior to the Effective Time shall continue to be operated, at the same locations, as branch offices of the resulting institution immediately after the Effective Time.

                        (d)     Business of Resulting Institution. The business of Acquiror Bank as the resulting institution shall be that of a federally chartered savings association as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Acquiree Bank and Acquiror Bank shall be automatically transferred to and vested in Acquiror Bank as the resulting institution by virtue of the Merger without any deed or other document of transfer. Acquiror Bank as the resulting institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by Acquiree Bank and Acquiror Bank. Acquiror Bank as the resulting institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Acquiree Bank and Acquiror Bank immediately prior to the Merger, including, without limitation, liabilities for all savings accounts, deposits, debts, obligations and contracts of Acquiree Bank and Acquiror Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of Acquiree Bank or Acquiror Bank. All rights of creditors and other obligees and all liens on property of either Acquiree Bank or Acquiror Bank shall be preserved and shall not be released or impaired. The interests of members, if any, in Acquiree Bank and Acquiror Bank shall continue after the Merger in the resulting institution.

                        (e)     Directors of Resulting Institution. In accordance with Section 5.13(d) hereof, the directors of Acquiror Bank, as the resulting institution, immediately following the Effective Time shall be those persons identified in Exhibit A hereto.

                        (f)      Charter and Bylaws of Resulting Institution. The federal charter and bylaws of Acquiror Bank, as in effect immediately prior to the Effective Time, shall, without any change, be the charter and bylaws of the resulting institution, until either is thereafter amended in accordance with applicable law.

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            2.2     Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Silver, Freedman ∓ Taff, L.L.P., 1700 Wisconsin Avenue, Washington, DC at 10:00 a.m. on the date designated by Acquiror within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

            2.3     Effective Time. In connection with the Closing, the parties hereto shall duly execute and deliver articles of combination to the OTS for filing and endorsement pursuant to the HOLA and the regulations of the OTS thereunder with respect to the Merger. The Merger shall become effective on such date (the "Effective Date") and at such time as the parties hereto agree and specify in the articles of combination (the time the Merger becomes effective being the "Effective Time").

            2.4      Effect on Outstanding Shares of Acquiror Bancorp Common Stock.

                        (a)     Subject to Section 2.4(b) hereof, at and after the Effective Time, each share of Acquiror Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Acquiror Bancorp and shall not be affected by the Merger.

                        (b)     At the Effective Time, Acquiror Bancorp shall issue to Acquiror MHC a number of additional shares of Acquiror Bancorp Common Stock equal to the quotient obtained by dividing the Appraised Value by the Market Price Per Share.

            2.5     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Acquiror may, subject to the filing of all necessary applications, if any, and the receipt of all required regulatory approvals, if any, specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions or take actions deemed necessary as Acquiror may determine to effect the purposes of this Agreement; provided, however, that such revised structure or actions shall not (i) adversely affect the rights of the depositors or members of Acquiree Bank; (ii) materially impede or delay the receipt of any regulatory approval in such a manner as could reasonably be expected to delay the Effective Time beyond December 31, 2005; or (iii) change the benefits or other arrangements provided to or on behalf of Acquiree Bank's directors, officers or employees in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

            3.1     Disclosure Letters. Prior to the execution and delivery of this Agreement, Acquiree Bank on the one hand and Acquiror on the other hand have each delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate). The Disclosure Letter delivered by Acquiree Bank is referred to herein as the "Acquiree Bank Disclosure Letter," and the Disclosure Letter delivered by Acquiror is referred to herein as the "Acquiror Disclosure Letter." The mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents an exception or that such item is reasonably likely to result in a Material Adverse Effect. Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

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            3.2     Representations and Warranties of Acquiree Bank. Except as set forth in the Acquiree Bank Disclosure Letter, Acquiree Bank represents and warrants the following to Acquiror:

                        (a)     Organization. Acquiree Bank is a savings bank validly existing in the mutual form of organization under the laws of the United States of America. Acquiree Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Acquiree Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiree Bank. Acquiree Bank has no direct or indirect subsidiaries.

                        (b)     Capital Structure. As of the date of this Agreement, (i) Acquiree Bank does not have any authorized or outstanding capital stock, and (ii) Acquiree Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Acquiree Bank to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of Acquiree Bank or obligating Acquiree Bank to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement.

                        (c)     Authority. Acquiree Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Acquiree Bank's Board of Directors, and, except for the approval or adoption of this Agreement by the members of Acquiree Bank, if required, no other corporate proceedings on the part of Acquiree Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Acquiree Bank and constitutes a valid and binding obligation of Acquiree Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                        (d)     No Violations; Consents.

(i) The execution, delivery and performance of this Agreement by Acquiree Bank do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming all required member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiree Bank (or any of its properties) is subject, (B) violate the charter or bylaws of Acquiree Bank or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiree Bank under, any material note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiree Bank is a party, or to which any of its properties or assets may be subject.

(ii) No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiree Bank of this Agreement or the consummation by Acquiree Bank of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiree Bank knows of no reason pertaining to Acquiree Bank why any of the approvals referred to in this Section 3.2(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

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                         (e)     Financial Statements. Acquiree Bank has previously provided to Acquiror its (i) audited balance sheets and statements of income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2003 together with notes thereto, accompanied by the audit report of Acquiree Bank's independent public auditors and (ii) unaudited balance sheet and statements of income and changes in equity for the three and nine months ended September 30, 2004 (the "Acquiree Bank Financial Statements"). The Acquiree Bank Financial Statements were prepared from the books and records of Acquiree Bank, fairly present the financial position of Acquiree Bank at and as of the dates indicated and the results of operations, retained earnings and cash flows of Acquiree Bank for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

                         (f)     Absence of Certain Changes or Events. Since December 31, 2003, (i) Acquiree Bank has conducted its businesses only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence, or series of events or occurrences, that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiree Bank, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiree Bank to any of its directors, officers or employees, other than in conformity with the past policies and practices of Acquiree Bank in the usual and ordinary course of its business, (iv) Acquiree Bank has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the past policies and practices of Acquiree Bank in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Acquiree Bank other than as required by GAAP.

                         (g)     Litigation. There is no suit, action or legal, administrative or arbitration proceeding pending or, to the knowledge of Acquiree Bank, threatened against or affecting Acquiree Bank or any property or asset of Acquiree Bank that involves a claim for monetary relief in excess of $25,000 or that requests equitable relief. To the knowledge of Acquiree Bank, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiree Bank. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiree Bank.

                         (h)    Absence of Regulatory Actions. Since December 31, 1999, Acquiree Bank has not been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from, any Government Regulator; or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

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                        (i)      Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiree Bank have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiree Bank have been paid in full or, where payment is not yet due, an adequate provision has been made for any such taxes. There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiree Bank, and no claim has been made by any taxing authority in a jurisdiction where Acquiree Bank does not file tax returns that Acquiree Bank is subject to taxation in that jurisdiction. All taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiree Bank have been paid in full or adequate provision has been made for any such taxes. Acquiree Bank has not executed an extension or waiver of any statute of limitations for the assessment or collection of any tax that is currently in effect. Acquiree Bank has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and Acquiree Bank has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

                         (j)     Agreements.

(i) Section 3.2(j) of the Acquiree Bank Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Acquiree Bank is a party or is bound:

(A) with any director, officer or employee of Acquiree Bank the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Acquiree Bank of the nature contemplated by this Agreement;

(B) with respect to the employment or service of any director, officer, employee or consultant;

(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any phantom stock plan);

(D) containing covenants that limit the ability of Acquiree Bank to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Acquiree Bank may carry on its business (other than as may be required by law or any Government Regulator);

(E) pursuant to which Acquiree Bank may become obligated to invest in or contribute capital to any entity;

(F) that relates to the borrowing of money (or guarantee thereof) by Acquiree Bank in excess of $25,000;

(G) which is a lease or license with respect to any property, real, personal or intangible, whether as landlord, tenant, licensor or licensee, involving a liability or obligation on the part of the obligor in excess of $10,000 on an annual basis; or

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(H) that involves a monetary obligation on its part in excess of $25,000 (other than deposit liabilities and borrowings from the Federal Home Loan Bank), but specifically excluding any arrangement that is terminated by it on 30 days or less advance written notice without penalty, premium or other monetary obligation.

(ii) Acquiree Bank is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or commitment to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiree Bank, no other party to any such agreement or commitment (excluding any loan or extension of credit made by Acquiree Bank) is in default in any respect thereunder, other than non-monetary defaults which can be cured without penalty.

                         (k)     Intellectual Property. Acquiree Bank owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiree Bank has not received any notice of conflict with respect thereto that asserts the right of others. Acquiree Bank has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

                         (l)     Labor Matters. Acquiree Bank is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiree Bank is not and has never been a party to, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiree Bank is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiree Bank pending or, to the knowledge of Acquiree Bank, threatened.

(m) Employee Benefit Plans.

(i) Section 3.2(m) of the Acquiree Bank Disclosure Letter contains a complete and accurate list of all pension, retirement, supplemental retirement, savings, profit sharing, phantom stock, long-term incentive, other incentive or bonus, deferred compensation, consulting, vacation, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Acquiree Bank (hereinafter referred to collectively as the "Acquiree Bank Employee Plans"). Acquiree Bank has previously delivered or made available to Acquiror true and complete copies of each agreement, plan and other documents including all amendments thereto referenced in the Acquiree Bank Disclosure Letter. There has been no announcement or commitment by Acquiree Bank to create an additional Acquiree Bank Employee Plan, or to amend any Acquiree Bank Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Acquiree Bank Employee Plan. With respect to each Acquiree Bank Employee Plan, Acquiree Bank has previously made available to Acquiror a true and correct copy

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of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, if required to be filed, (B) each trust agreement, insurance contract or other funding arrangement relating to such Acquiree Bank Employee Plan, (C) the most recent summary plan description for such Acquiree Bank Employee Plan, , and (D) the most recent actuarial report or valuation if such Acquiree Bank Employee Plan is an Acquiree Bank Pension Plan and any subsequent changes to the actuarial assumptions contained therein.

(ii) There is no pending or, to Acquiree Bank's knowledge, threatened litigation, administrative action or proceeding relating to any Acquiree Bank Employee Plan. All of the Acquiree Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Acquiree Bank Employee Plan which has or is likely to result in the imposition of any taxes upon Acquiree Bank, any Acquiree Bank Employee Plan or any of its fiduciaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiree Bank to be incurred with respect to any Acquiree Employee Plan which is subject to Title IV of ERISA ("Acquiree Bank Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiree Bank or any ERISA Affiliate. No Acquiree Bank Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiree Bank Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Acquiree Bank Pension Plan as of the end of the most recent plan year with respect to the respective Acquiree Bank Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiree Bank Pension Plan and also calculated on a plan termination basis as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiree Bank Pension Plan within the 12-month period ending on the date hereof. Acquiree Bank has not provided, and is not required to provide, security to any Acquiree Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiree Bank, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each Acquiree Bank Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (an "Acquiree Bank Qualified Plan") has received a favorable determination letter from the IRS, a true and correct copy of which and any amendment or update thereto has been previously made available to Acquiror, and Acquiree Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(v) Acquiree Bank does not have any obligations for post-retirement or post-employment benefits under any Acquiree Bank Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

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(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (assuming employment or service termination in connection therewith) will not result in any payment or series of payments by Acquiree Bank to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Acquiree Bank Employee Plan or accelerate the time of payment or vesting of any such benefit.

(vii) There are no pending or threatened claims (other than routine claims for benefits) against any Acquiree Bank Employee Plan or any related trust or any fiduciary thereof.

(n) Title to Assets. Section 3.2(n) of the Acquiree Bank Disclosure Letter contains a complete and accurate list of all real property owned or leased by Acquiree Bank, including all properties of Acquiree Bank classified as "Real Estate Owned" or words of similar impact. Acquiree Bank has good and marketable title to its properties and assets (including any property acquired in a foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) for taxes not yet due and payable, (ii) pledges to secure deposits, (iii) Liens set forth in the Acquiree Bank Financial Statements, and (iv) such non-monetary easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiree Bank is lessee or lessor is valid and in full force and effect and neither Acquiree Bank, nor, to the knowledge of Acquiree Bank, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiree Bank are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiree Bank to be adequate for the current business of Acquiree Bank. To the knowledge of Acquiree Bank, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(o) Compliance with Laws. Acquiree Bank is in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it and its properties, assets and employees. Acquiree Bank has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiree Bank has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which could result in (i) the imposition by a Government Regulator of any restriction on the conduct of business by Acquiree Bank, (ii) the imposition of a fine or other monetary obligation upon Acquiree Bank in excess of $25,000 or (iii) otherwise adversely affecting the business or reputation of Acquiree Bank.

(p) Environmental Matters.

(i) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form a basis of claim by a Governmental Entity or third party against Acquiree Bank or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not

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occurring at or on a site owned, leased or operated by Acquiree Bank or any Participation Facility or a Loan Property.

(ii) There are no underground storage tanks at any properties owned or operated by Acquiree Bank or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiree Bank or any Participation Facility.

(q) Loans; Allowance for Loan Losses; Asset Quality.

(i) Each Loan reflected as an asset on the Acquiree Bank Financial Statements, and each loan originated or acquired by Acquiree Bank thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and biding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such Loans are, and the Loans held at the Effective Time will be, free and clear of any Lien (other than the Lien of the Federal Home Loan Bank to secure Federal Home Loan Bank advances).

(ii) The allowance for loan losses reflected in Acquiree Bank's audited balance sheet at December 31, 2003 was, and the allowance for loan losses shown on the balance sheets in Acquiree Bank's Financial Statements for periods ending after December 31, 2003 were, in the opinion of management, adequate as of the dates thereof under GAAP.

(iii) Section 3.2(q)(iv) of the Acquiree Bank Disclosure Letter sets forth a true and complete listing, as of September 30, 2004, of:

(A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

(B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Acquiree Bank due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

(iv) Acquiree Bank is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiree Bank that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Acquiree Bank is listed in Section 3.2(q)(v) of Acquiree Bank Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

(r) Deposits. The deposit accounts of Acquiree Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiree Bank is a "brokered" deposit.

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(s) Material Interests of Certain Persons. No officer or director of Acquiree Bank, or any affiliate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiree Bank.

(t) Insurance. In the opinion of management, Acquiree Bank is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Acquiree Bank maintains all insurance required by contract in accordance with its contrctual obligation. All of the insurance policies and bonds maintained by Acquiree Bank are in full force and effect, Acquiree Bank is not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

(u) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by Acquiree Bank is subject to any restriction (contractual or statutory) that would materially impair its ability to freely dispose of such investment at any time.

(ii) Acquiree Bank is not party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(v) Indemnification. Except as provided in the charter or bylaws of Acquiree Bank, Acquiree Bank is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiree Bank and, to the knowledge of Acquiree Bank, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(w) Books and Records. The books and records of Acquiree Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(x) Corporate Documents. Acquiree Bank has previously furnished or made available to Acquiror a complete and correct copy of its charter and bylaws as in effect as of the date of this Agreement. Acquiree Bank is not in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiree Bank constitute a complete and correct record of all actions taken by its board of directors (and each committee thereof) and its members.

(y) Community Reinvestment Act Compliance. Acquiree Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiree Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiree Bank, there is no fact or circumstance or set of facts or circumstances that would cause Acquiree Bank to fail to comply with such provisions or cause the CRA rating of Acquiree Bank to fall below satisfactory.

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(z) Undisclosed Liabilities. As of the date hereof, Acquiree Bank does not have any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the financial statements of Acquiree Bank as of December 31, 2003, except for (i) liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(aa) Fees. Neither Acquiree Bank nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiree Bank in connection with this Agreement or the transactions contemplated hereby.

3.3 Representations and Warranties of Acquiror. Except as set forth in the Acquiror Disclosure Letter, Acquiror MHC, Acquiror Bancorp and Acquiror Bank jointly and severally represent and warrant the following to Acquiree Bank. Any reference to "Acquiror" in this Section 3.3 shall include Acquiror MHC, Acquiror Bancorp and/or Acquiror Bank, individually or collectively, as and to the extent applicable.

(a) Organization. Acquiror MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bancorp is a subsidiary holding company duly organized, validly existing and in good standing under the laws of the United States of America and is registered as a savings and loan holding company under the HOLA. Acquiror Bank is a stock savings bank, validly existing and in good standing under the laws of the United States of America. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror.

(b) Subsidiaries.

(i) Each of Acquiror Bancorp's Subsidiaries other than Acquiror Bank is an entity duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Acquiror. Acquiror MHC's, Acquiror Bancorp's and Acquiror Bank's ownership interest in each such entity is in compliance with all applicable laws, rules and regulations relating to equity investments by mutual holding companies and federally chartered savings associations.

(ii) The outstanding equity securities of each Subsidiary have been validly authorized and are duly issued, and in the case of corporate equity securities, are fully paid and nonassessable. No equity securities of any Subsidiary of Acquiror Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities of any

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Subsidiary of Acquiror Bancorp exist that are convertible into or exchangeable for any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional debt or equity securities of any Subsidiary of Acquiror Bancorp or options, warrants or other rights with respect to such securities.

(iii) No Subsidiary of Acquiror Bancorp other than Acquiror Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

(c) Authority. Each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the documents referred to herein and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank, and no other corporate proceedings on the part of Acquiror MHC, Acquiror Bancorp or Acquiror Bank are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) if required by the OTS, the approval or adoption of this Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Acquiror Bancorp Common Stock, and, if required by the OTS, the affirmative vote of the majority of the outstanding shares of Acquiror Bancorp not beneficially owned by Acquiror MHC (with such calculation being determined as if the outstanding shares beneficially owned by Acquiror MNC were not outstanding) and (ii) if required by the OTS, the approval or adoption of this Agreement by the affirmative vote of a majority of the votes eligible to be cast by the members of Acquiror MHC. This Agreement has been duly and validly executed and delivered by each of Acquiror MHC, Acquiror Bancorp and Acquiror Bank and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(d) No Violations; Consents.

(i) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming all required stockholder, member and governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror (or any of its properties) is subject, (B) violate the charter or bylaws of Acquiror or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Acquiror under, any material note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror is a party, or to which any of its properties or assets may be subject.

(ii) No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities and the Department of Justice. As of the date hereof, Acquiror knows of no reason pertaining to Acquiror why any of the approvals referred to in this Section 3.3(d) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

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(e) Securities Filings and Financial Statements.

(i) All reports, registration statements, and definitive proxy statements and information statements filed by Acquiror Bancorp or any of its Subsidiaries with the SEC under the Securities Act or the Exchange Act since March 29, 2004 (collectively, "Acquiror Bancorp's Reports") as of the date filed (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

(ii) Each of the financial statements (including, in each case, any notes thereto) of Acquiror Bancorp included in Acquiror Bancorp's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Acquiror has previously provided to Acquiree Bank its audited consolidated balance sheet and statements of income, changes in equity and cash flow for the year ended September 30, 2004 together with the notes thereto ("Acquiror's 2004 Financial Statements"), accompanied by the audit report of Acquiror's independent auditors. The financial statements included in Acquiror Bancorp's Reports and Acquiror's 2004 Financial Statements were prepared from the books and records of Acquiror Bancorp and its Subsidiaries, fairly present the consolidated financial position of Acquiror Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiror Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

(f) Absence of Certain Changes or Events. Since September 30, 2004, (i) Acquiror has conducted its business only in the ordinary and usual course of such business consistent with its past practices, (ii) there has not been any event or occurrence, or series of events or occurrences, that has had, or is reasonably expected to have, a Material Adverse Effect on Acquiror, (iii) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Acquiror to any of its directors, officers or employees, other than in conformity with the past policies and practices of such entity in the usual and ordinary course of its business, (iv) Acquiror has not paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of its directors, officers or employees other than in conformity with the past policies and practices of Acquiror in the usual and ordinary course of its business, and (v) there has been no change in any accounting principles, practices or methods of Acquiror other than as required by GAAP.

(g) Litigation. There is no suit, action or legal, administrative or arbitration proceeding pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries that involves a claim for monetary relief in excess of $50,000 or that requests equitable relief. To the knowledge of Acquiror, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Acquiror or any of its Subsidiaries. There are no material judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Acquiror or any of its Subsidiaries.

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(h) Absence of Regulatory Actions. Since December 31, 1999, neither Acquiror nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from, any Government Regulator; or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

(i) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Acquiror have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiror have been paid in full or, where payment is not yet due, an adequate provision has been made for any such taxes. There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiror, and no claim has been made by any taxing authority in a jurisdiction where Acquiror does not file tax returns that Acquiror is subject to taxation in that jurisdiction. All taxes due with respect to completed and settled examinations or concluded litigation relating to Acquiror have been paid in full or adequate provision has been made for any such taxes. Acquiror has not executed an extension or waiver of any statute of limitations for the assessment or collection of any tax that is currently in effect. Acquiror and its Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Acquiror and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(j) Agreements.

(i) Except for this Agreement, Acquiror is not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Acquiror Bancorp's Reports.

(ii) Acquiror is not in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or commitment to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiror, no other party to any such agreement or commitment (excluding any loan or extension of credit made by Acquiror) is in default in any respect thereunder, other than non-monetary defaults which can be cured without penalty.

(k) Intellectual Property. Acquiror owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and Acquiror has not received any notice of conflict with respect thereto that asserts the right of others. Acquiror and its Subsidiaries have performed

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all the obligations required to be performed by it and is not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

(l) Labor Matters. Acquiror is in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Acquiror is not and has never been a party to, or been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, and Acquiror is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiror pending or, to the knowledge of Acquiror, threatened.

(m) QualifiedPlans.

(i) Each benefit plan of Acquiror that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "Acquiror Qualified Plan") has received a favorable determination letter from the IRS, and Acquiror is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

(ii) There is no pending or, to Acquiror's knowledge, threatened litigation, administrative action or proceeding relating to any Acquiror Qualified Plan. Each Acquiror Qualified Plan complies in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to any Acquiror Qualified Plan which has or is likely to result in the imposition of any taxes upon Acquiror, any Acquiror Qualified Plan or any of its fiduciaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Acquiror to be incurred with respect to any Acquiror Qualified Plan which is subject to Title IV of ERISA ("Acquiror Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiror or any ERISA Affiliate. No Acquiror Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiror Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Acquiror Pension Plan as of the end of the most recent plan year with respect to the respective Acquiror Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Acquiror Pension Plan and also calculated on a plan termination basis as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Pension Plan within the 12-month period ending on the date hereof. Acquiror has not provided, or been required to provide, security to any Acquiror Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiror, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

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(iv) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (assuming employment or service termination in connection therewith) will not result in any payment or series of payments by Acquiror to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any compensation or benefit plan or arrangement of Acquiror or accelerate the time of payment or vesting of any such benefit.

(v) There are no pending or threatened claims (other than routine claims for benefits) against any Acquiror Qualified Plan or any related trust or any fiduciary thereof.

(n) Title to Assets. Acquiror has good and marketable title to its properties and assets (including any property acquired in a foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer) whether real or personal, tangible or intangible, in each case free and clear of any Liens except (i) for taxes not yet due and payable, (ii) pledges to secure deposits, (iii) Liens set forth in Acquiror's 2004 Financial Statements, and (iv) such non-monetary easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Acquiror is lessee or lessor is valid and in full force and effect and neither Acquiror, nor, to the knowledge of Acquiror, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiror are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Acquiror to be adequate for the current business of Acquiror. To the knowledge of Acquiror, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(o) Compliance with Laws. Acquiror is in compliance in all material respects with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it and its properties, assets, and employees. Acquiror has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Acquiror has not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which could result in (i) the imposition by a Government Regulator of any restriction on the conduct of business by Acquiror, (ii) the imposition of a fine or other monetary obligations upon Acquiror in excess of $50,000 or (iii) otherwise adversely affecting the business or reputation of Acquiror.

(p) Environmental Matters.

(i) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form a basis of a claim by a Governmental Entity or third party against Acquiror or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acquiror or any Participation Facility or a Loan Property.

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(ii) There are no underground storage tanks at any properties owned or operated by Acquiror or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiror or any Participation Facility.

(q) Loans; Allowance for Loan Losses; Asset Quality.

(i) Each Loan reflected as an asset on the Acquiror's 2004 Financial Statements, and each Loan originated or acquired by Acquiror thereafter is (or will be) evidenced by appropriate and sufficient documentation and constitutes (or will constitute), the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such Loans are, and the Loans held at the Effective Time will be, free and clear of any Lien (other than the Lien of the Federal Home Loan Bank to secure FHLB advances).

(ii) The allowance for loan losses reflected in Acquiror's 2004 Financial Statements was, in the opinion of management, adequate as of the date thereof under GAAP.

(iii) Acquiror Bank is not a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Acquiror Bank that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Acquiror Bank is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

(r) Deposits. The deposit accounts of Acquiror Bank are insured by the FDIC to the maximum extent permitted by law. None of the deposits of Acquiror Bank is a "brokered" deposit.

(s) Material Interests of Certain Persons. No officer or director of Acquiror, or any affiliate of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiror, other than agreements that have been filed or incorporated in Acquiror Bancorp's Reports.

(t) Insurance. In the opinion of management, Acquiror is presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Acquiror maintains all insurance required by contract in accordance with its contractual obligation. All of the insurance policies and bonds maintained by Acquiror are in full force and effect, Acquiror is not in default thereunder, and all material claims thereunder have been filed in due and timely fashion.

(u) Investment Securities.

(i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by Acquiror is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment to freely dispose of such investment at any time.

(ii) Neither Acquiror nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other

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swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(v) Indemnification. Except as provided in the employment agreements filed as exhibits to Acquiror Bancorp's Reports and as provided in the charter or bylaws of Acquiror, Acquiror is not a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Acquiror and, to the knowledge of Acquiror, there are no claims for which any such person would be entitled accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(w) Books and Records. The books and records of Acquiror and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(x) Governing Documents. Acquiror has previously furnished or made available to Acquiree Bank a complete and correct copy of its charter and bylaws and the similar organizational documents of each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Acquiror nor any of its Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of Acquiror and each of its Subsidiaries constitute a complete and correct record of all actions taken by its boards of directors (and each committee thereof) and their stockholders, owners or members, as the case may be.

(y) Community Reinvestment Act Compliance. Acquiror Bank is in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiror Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiror, there is no fact or circumstance or set of facts or circumstances that would cause Acquiror Bank to fail to comply with such provisions or cause the CRA rating of Acquiror Bank to fall below satisfactory.

(z) Undisclosed Liabilities. As of the date hereof, Acquiror does not have any material debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in Acquiror's 2004 Financial Statements, except for (i) liabilities incurred since September 30, 2004 in the ordinary course of business consistent with past practice and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(aa) Fees. Except for the fairness opinion to be provided by Keefe, Bruyette ∓ Woods, Inc., neither Acquiror nor any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror in connection with this Agreement or the transactions contemplated hereby.

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ARTICLE IV - CONDUCT PENDING THE MERGER

            4.1 Forbearances by Acquiree Bank. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Acquiree Bank shall not:

                        (a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or voluntarily take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                        (b)     (i)     incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year and sales of certificates of deposit that mature within five years; provided, however, that in no event shall such indebtedness or other similar arrangements with a person exceed an aggregate of $25,000, except that Acquiree Bank may incur Federal Home Loan Bank advances of up to $250,000 and accept deposits or certificates of deposit from any new customer in an amount not to exceed $300,000;

                                    (ii) prepay any indebtedness or other similar arrangements so as to incur any prepayment penalty thereunder;

                        (c) issue any capital stock;

                        (d)     make, declare or pay any dividend or make any other distribution to its members;

                        (e)     sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person;

                        (f)     cancel, release or assign any indebtedness owed to it by any person or any claims held by it against any person, other than non-material amounts in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement which have been previously disclosed to Acquiror;

                        (g)     except pursuant to contracts or agreements in force on the date hereof which have been previously disclosed to Acquiror, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any person;

                        (h)     enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than (i) those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000; (ii) deposit liabilities at prevailing market rates; (iii) loans, extensions of credit, etc. permitted by Section 4.1(i) and (j); and (iv) borrowings permitted under Section 4.1(b)(i);

                        (i)     make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to

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exceed an aggregate of $300,000 with respect to any individual borrower, or (B) loans or advances as to which it has a binding obligation to make such loans or advances as of the date hereof;

                        (j)     except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Acquiree Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to lend;

(k) (i) increase in any manner the compensation or benefits of any of its employees or directors other than customary salary increases to rank and file employees in the ordinary course of business consistent with past practice, or pay any bonus or incentive compensation not required by any existing plan or agreement to any such employees or directors;

(ii) enter into, renew, amend or terminate any Acquiree Bank Employee Plan or other agreement with any of its employees or directors or past employees or directors;

(iii) voluntarily accelerate the vesting of benefits under any Acquiree Bank Employee Plan; or

(iv) appoint to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee except to replace a terminated rank and file employee;

                        (l)     settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or that imposes any restriction on its operations;

                        (m)    amend its charter or bylaws, except as may be contemplated by this Agreement including any amendment Acquiree Bank deems reasonably necessary to facilitate members approval of the Merger;

                        (n)     restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

                        (o)     make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

                        (p)     make any capital expenditures in excess of $25,000 other than pursuant to binding commitments existing on the date hereof that have been previously disclosed to Acquiror and other than expenditures necessary to maintain existing assets in good repair;

                        (q)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

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                        (r)     enter into, renew, or amend any agreement or commitment involving a monetary obligation on its part in excess of $25,000, except for (i) deposit liabilities and permitted borrowings and (ii) agreements and commitments that can be terminated by it upon 30 days or less written notice without premium, penalty or other monetary obligation;

                        (s)     enter into any agreement that in any way restricts its ability to engage in any line of business or compete with any person.

                        (t)     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                        (u)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines; or

                        (v)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

            4.2     Forbearances by Acquiror. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, nor shall it permit any Subsidiary to:

                         (a)     voluntarily take any action that would adversely affect or delay its ability to timely perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                         (b)     take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing Date, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in violation of any provision of this Agreement; or

                         (c)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V - COVENANTS

            5.1     Acquisition Proposals.

                         (a)     Except as permitted by this Agreement, Acquiree Bank shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other

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representative retained by it directly or indirectly to, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Acquiror), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Acquiree Bank or any investment banker, financial advisor, attorney, accountant or other representative retained by Acquiree Bank shall be deemed to be a breach of this Section 5.1 by Acquiree Bank. Notwithstanding the foregoing, Acquiree Bank may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to Acquiree Bank to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Acquiree Bank and Acquiror dated October 28, 2004 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Acquiree Bank's Board of Directors determines in good faith (after receipt of written advice from its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

                         (b)     Acquiree Bank will notify Acquiror Bancorp immediately orally (within one day) and in writing (within three days) of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Acquiror Bancorp any written materials received by Acquiree Bank in connection therewith. Acquiree Bank will keep Acquiror Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof. Acquiree Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Acquiree Bank will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Acquiree Bank will promptly request each person (other than Acquiror) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Acquiree Bank to return or destroy all confidential information previously furnished to such person by or on behalf of Acquiree Bank. Acquiree Bank shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

            5.2     Certain Policies and Actions of Acquiree Bank. At the request of Acquiror, Acquiree Bank agrees to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Acquiror Bank; provided, however, that Acquiree Bank shall not be required to take such action prior to the date on which all regulatory and member and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Acquiror that it is not aware of any fact or circumstance that would prevent completion of the Merger, and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. The representations, warranties and covenants of Acquiree Bank contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

            5.3     Access and Information.

                         (a)     Upon reasonable notice, Acquiree Bank shall afford Acquiror and its representatives (including, without limitation, directors, officers and employees of Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Acquiree Bank as Acquiror may reasonably request;

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provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Acquiree Bank in this Agreement.

                         (b)     From the date hereof until the Effective Time, Acquiree Bank shall promptly provide Acquiror with (i) a copy of each report, schedule and other document filed with or received by it from any Government Regulator, (ii) a copy of any materials furnished to its senior management and all materials furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) any other information concerning its business, properties and personnel as Acquiror may reasonably request. Notwithstanding the foregoing, Acquiree Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

                         (c)     Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to Acquiror or an affiliate of Acquiror other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Acquiror or an affiliate of Acquiror from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Acquiree Bank or (iv) is or becomes readily ascertainable from published information or trade sources.

                         (d)     From and after the date hereof, representatives of Acquiror Bank and Acquiree Bank shall meet on a regular basis to discuss and plan for the conversion of Acquiree Bank's data processing and related electronic informational systems to those used by Acquiror Bank with the goal of conducting such conversion simultaneously with the consummation of the Merger.

            5.4     Applications; Consents.

                        (a)     Acquiror and Acquiree Bank shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall furnish each other with all information concerning themselves, any Subsidiaries of Acquiror, and any of their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Acquiree Bank or Acquiror or any Subsidiary of Acquiror to any Governmental Entity in connection with the transactions contemplated by this Agreement. Acquiror and Acquiree Bank shall have the right to review in advance, and to the extent practicable each will consult with the other on, all information relating to it and any Subsidiary of Acquiror that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

                         (b)     As soon as practicable after the date hereof, each of the parties hereto shall use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

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            5.5     Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any contractual consents and regulatory approvals.

            5.6     Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter the parties hereto shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated by this Agreement and in making any filings with any Governmental Entity or with any national securities exchange or market with respect thereto;provided, however, that nothing in this Section 5.6 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

            5.7     Stockholders Meeting; Members Meetings.

                        (a)     If required by the OTS, Acquiror Bancorp will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror Bancorp will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of its stockholders (the "Acquiror Stockholders Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror Bancorp is required by the OTS to hold such Acquiror Stockholders Meeting, except as provided below, (i) Acquiror Bancorp's Board of Directors shall recommend to Acquiror Bancorp's stockholders approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by Acquiror Bancorp's stockholders (ii) the proxy statement Acquiror Bancorp distributes to its stockholders shall include a statement to the effect that Acquiror Bancorp's Board of Directors has recommended that Acquiror Bancorp's stockholders vote in favor of the approval or adoption of this Agreement, and (iii) neither Acquiror Bancorp's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror Bancorp's Board of Directors that Acquiror Bancorp's stockholders vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiror Stockholders Meeting inconsistent with such recommendation. Each of Acquiror Bancorp's directors and executive officers has entered into a Voting Agreement in the form attached as Exhibit B hereto, to vote their respective shares of Acquiror Bancorp Common Stock for approval or adoption of this Agreement. Notwithstanding the foregoing, if Acquiror Bancorp's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to stockholders at the Acquiror Stockholders Meeting it may submit this Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the stockholders in the proxy statement distributed to stockholders or an appropriate amendment or supplement thereto.

                         (b)     If required by the OTS, Acquiror MHC will submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, if required by the OTS, Acquiror MHC will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give

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notice of, and use its best efforts to convene and hold a meeting of its members (the "Acquiror Members Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiror MHC is required by the OTS to hold such Acquiror Members Meeting, except as provided below, (i) Acquiror MHC's Board of Directors shall recommend to Acquiror MHC's members approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by Acquiror MHC's members, (ii) the proxy statement Acquiror MHC distributes to its members shall include a statement to the effect that Acquiror MHC's Board of Directors has recommended that Acquiror MHC's members vote for approval or adoption of this Agreement, and (iii) neither Acquiror MHC's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Acquiree Bank, the recommendation of Acquiror MHC's Board of Directors that Acquiror MHC's members vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiror Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiror MHC's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to members at the Acquiror Members Meeting it may submit this Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to members or an appropriate amendment or supplement.

                         (c)     If required by the OTS, Acquiree Bank will cause Acquiree Bank to submit to its members this Agreement and any other matters required to be approved or adopted by members in order to carry out the intentions of this Agreement. In furtherance of that obligation, Acquiree Bank will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, and use its best efforts to convene and hold a meeting of Acquiree Bank's members, (the "Acquiree Bank Members Meeting") as promptly as practicable for the purpose of considering and voting on approval or adoption of this Agreement and the transactions provided for in this Agreement. If Acquiree Bank is required by the OTS to hold such Acquiree Bank Members Meeting, except as provided below, (i) Acquiree Bank's Board will recommend to its members that they vote for approval or adoption of this Agreement, and use reasonable best efforts to obtain such approval or adoption of this Agreement by the members of Acquiree Bank, (ii) the proxy statement Acquiree Bank distributes to its members shall include a statement to the effect that Acquiree Bank's Board of Directors has recommended that its members vote in favor of the approval or adoption of this Agreement, and (iii) neither Acquiree Bank's Board of Directors nor any committee thereof shall withdraw, amend, modify or propose or resolve to withdraw, amend or modify, in a manner adverse to Acquiror, the recommendation of Acquiree Bank's Board of Directors that its members vote in favor of approval or adoption of this Agreement or make any statement in connection with the Acquiree Bank Members Meeting inconsistent with such recommendation. Notwithstanding the foregoing, if Acquiree Bank's Board of Directors (after receipt of written advice from its counsel) determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting this Agreement to members at the Acquiree Bank Members Meeting it may submit the Agreement without recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation to the members in the proxy statement distributed to its members or an appropriate amendment or supplement thereto.

            5.8     Proxy Statements.

                        (a)     If required by the OTS or SEC, as promptly as reasonably practicable following the date hereof, Acquiror shall prepare and file with the OTS and/or the SEC as applicable and if necessary, a proxy statement and related materials relating to the matters to be submitted to the members of Acquiror MHC and/or the stockholders of Acquiror Bancorp, in each case as applicable and if necessary, at their respective Members Meeting or Stockholders Meeting, as applicable (such proxy

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statement(s) and related materials and any amendments or supplements thereto being individually and collectively referred to as the "Acquiror Proxy Statement"). Upon request, Acquiree Bank will furnish to Acquiror the information required to be included in the Acquiror Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiror on the form of, and any characterizations of such information included in, the Acquiror Proxy Statement prior to its being filed with the OTS and/or the SEC, as applicable and if necessary. Acquiror and Acquiree Bank shall use reasonable best efforts to have the Acquiror Proxy Statement cleared for use by the OTS and/or the SEC, in each case as applicable and if necessary, and to have the Acquiror Proxy Statement mailed to Acquiror Bancorp's stockholders and/or to Acquiror MHC's members, in each case as applicable and if necessary, as promptly as practicable thereafter. Acquiror will advise Acquiree Bank, promptly after it receives notice thereof, of the time when the Acquiror Proxy Statement has been cleared for use by the OTS and/or the SEC, as applicable, or any request by the OTS and/or the SEC, as applicable, for amendment of the Acquiror Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror, or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror which should be set forth in an amendment or supplement to the Acquiror Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and/or the SEC, as applicable, and disseminated to the members of Acquiror MHC and or the stockholders of Acquiror Bancorp, as applicable.

                         (b)     As promptly as reasonably practicable following the date hereof, Acquiree Bank shall prepare and file with the OTS a proxy statement and related materials relating to the matters to be submitted to the members of Acquiree Bank at its Members Meeting (such proxy statement and related materials and any amendments or supplements thereto being individually and collectively referred to as the "Acquiree Bank Proxy Statement"). Upon request, Acquiror will furnish to Acquiree Bank the information required to be included in the Acquiree Bank Proxy Statement with respect to its business and affairs and shall have the right to review and consult with Acquiree Bank on the form of, and any characterizations of such information included in, the Acquiree Bank Proxy Statement prior to its being filed with the OTS. Acquiror and Acquiree Bank shall use reasonable best efforts to have the Acquiree Bank Proxy Statement cleared for use by the OTS and to have the Acquiree Bank Proxy Statement mailed to Acquiree Bank's members as promptly as practicable thereafter. Acquiree Bank will advise Acquiror, promptly after it receives notice thereof, of the time when the Acquiree Bank Proxy Statement has been cleared for use by the OTS, or any request by the OTS for amendment of the Acquiree Bank Proxy Statement. If at any time prior to the Effective Time any information relating to Acquiree Bank or Acquiror or any of their respective affiliates, officers or directors, should be discovered by Acquiree Bank or Acquiror which should be set forth in an amendment or supplement to the Acquiree Bank Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the OTS and disseminated to Acquiree Bank's members.

            5.9     Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which

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each party or any Subsidiary is a party or is subject; (ii) any fact or event that would render inaccurate any of its representations or warranties in this Agreement; (iii) any breach or default of any of its covenants, agreements or obligations under this Agreement; or (iv) facts and events which individually or in the aggregate has resulted in, or which, so far as reasonably can be foreseen at the time of their occurrence, is reasonably likely to result in, a Material Adverse Effect on it. Each of the parties hereto shall give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

            5.10     Employee Benefits Matters.

                        (a)     All persons who are employees of Acquiree Bank immediately prior to the Effective Time and whose employment is not terminated at the Effective Time (a "Acquiree Bank Continuing Employee") shall, at the Effective Time, become employees of Acquiror Bank; provided, however, that in no event shall any of Acquiree Bank's employees be officers of Acquiror MHC, Acquiror Bancorp or Acquiror Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Acquiror MHC, Acquiror Bancorp and Acquiror Bank. Except for Brian Ashley, all of the Acquiree Bank Continuing Employees shall be employed at the will of Acquiror Bank and no contractual right to employment shall inure to such employees because of this Agreement or otherwise. Acquiror Bank will provide to Acquiree Bank no later than 30 days prior to the Effective Date a schedule of Acquiree Bank employees who will be terminated by Acquiror Bank on the Effective Date. To the extent that Acquiror Bank terminates the employment of any of Acquiree Bank's employees, other than for cause, on or within six months following the Effective Date, Acquiror Bank shall provide to such former Acquiree Bank employee a severance payment equal to two weeks salary for each year of service that such employee was employed by Acquiree Bank, up to a maximum of 26 weeks salary;provided, however, that Acquiror Bank shall not have any obligation to provide any severance payment to any of Acquiree Bank's employees or Acquiree Bank Continuing Employees whose termination of employment occurs due to death, disability, resignation or discharge for cause, or who are entitled to severance benefits or the equivalent thereof under the terms of an individual contract with Acquiree Bank or Acquiror. Acquiree Bank has furnished Acquiror with a schedule identifying each Acquiree Bank employee and each such employee's years of service with Acquiree Bank.

                         (b)     As of the Effective Time, Acquiror Bank shall make available employer-provided health and other employee welfare benefit plans to each Acquiree Bank Continuing Employee on the same basis as it provides such coverage to Acquiror Bank employees or continue the coverage then provided by Acquiree Bank until such time as Acquiree Bank Continuing Employees can be integrated into the health and welfare plans of Acquiror Bank. Acquiree Bank Continuing Employees shall receive credit for service with Acquiree Bank under any existing or new Acquiror Bank health plan in which such employees or their dependents would be eligible to enroll. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements, and evidence of insurability requirements, to the extent permitted by Acquiror Bank's health insurance provider. Acquiree Bank Continuing Employees who become covered under an Acquiror Bank health plan shall be required to satisfy the deductible limitations of the Acquiror Bank health plan for the plan year in which coverage commences, with offset for deductibles satisfied under the Acquiree Bank health plan. Unless an Acquiree Bank Continuing Employee affirmatively terminates coverage under an Acquiree Bank health plan prior to the time that such Acquiree Bank Continuing Employee becomes eligible to participate in an Acquiror Bank health plan, no coverage of any of the Acquiree Bank Continuing Employees or their dependents shall terminate under any other Acquiree Bank health plans prior to the time such Acquiree Bank Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Acquiror Bank and their dependents.

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                        (c)     Each Acquiree Bank Continuing Employee shall be eligible to participate in any Acquiror Qualified Plan on the next enrollment date after the later of (i) the Effective Date or (ii) the termination, merger or rollover of the Acquiree Bank Pension Plan and all other Acquiree Bank Qualified Plans, with credit for prior service with Acquiree Bank for purposes of eligibility and vesting but not for purposes of benefit accrual under any Acquiror Pension Plan.

                         (d)     The foregoing subparagraph (c) notwithstanding, Acquiror Bank agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Acquiree Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangement commitments or understandings described in Acquiree Bank's Disclosure Letter.

                         (e)     Acquiree Bank shall take all necessary action to terminate any Acquiree Bank Pension Plan and any other Acquiree Bank Qualified Plans as of the Effective Time. In connection with such termination, Acquiree Bank shall use reasonable best efforts to file with the IRS an application for determination letter with respect to such terminations as soon as practicable after the date hereof.

            5.11     Indemnification.

                        (a)     From and after the Effective Time through the sixth anniversary of the Effective Time, Acquiror Bancorp agrees to indemnify and hold harmless each present and former director and officer of Acquiree Bank, and each officer or employee of Acquiree Bank that is serving or has served as a director or trustee of another entity expressly at the request or direction of Acquiree Bank (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time of the Merger, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Acquiree Bank's charter and bylaws as in effect on the date of this Agreement and applicable OTS regulations and policies.

                         (b)     Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror Bancorp thereof, but the failure to so notify shall not relieve Acquiror Bancorp of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Acquiror Bancorp.

                         (c)     Acquiror Bank shall maintain, for a period of three years from the Effective Date, Acquiree Bank's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Acquiree Bank's existing policy, including Acquiror Bank's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance; provided, however, that in no event shall Acquiror Bank be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.11(c), an aggregate amount during the coverage period in excess of 150% of the amount of the annual premiums paid by Acquiree Bank as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the total premiums necessary to maintain or procure such insurance coverage is expected to exceed the Maximum Insurance Amount, Acquiror Bank shall either obtain or permit Acquiree Bank to obtain tail coverage under Acquiree Bank's existing directors' and officers' liability insurance policy for the Maximum Insurance Amount in satisfaction of Acquiror Bank's obligations under this Section 5.11(c).

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                         (d)     In the event Acquiror Bancorp or Acquiror Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror Bancorp or Acquiror Bank assume the obligations of such party set forth in this Section 5.11.

                         (e)     The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

            5.12     Directors, Officers and Employees.

                        (a)     The officers of Acquiror immediately prior to the Effective Time shall continue to be the officers of Acquiror immediately after the Effective Time, with the addition of Brian Ashley who shall become a Senior Vice President of the Community Plus Division of Acquiror Bank.

                         (b)     Immediately after the Effective Time the directors of Acquiror MHC shall be all of the directors of Acquiror MHC serving immediately prior to the Effective Time.

                         (c)     Immediately after the Effective Time, the directors of Acquiror Bancorp shall be all of the directors of Acquiror Bancorp serving immediately prior to the Effective Time.

                         (d)     Immediately after the Effective Time, the directors of Acquiror Bank shall be all of the directors of Acquiror Bank serving immediately prior to the Effective Time and Brian Ashley, who shall be invited to join the Board of Directors of Acquiror Bank to serve in the class of the Board of Directors whose term expires in 2007. Upon becoming a member of the Acquiror Bank Board of Directors, Mr. Ashley will receive the same board and committee fees, if any, as the other employee members of the Board of Directors of Acquiror Bank.

                         (e)     Each current director of Acquiree Bank who continues in such capacity up to the Effective Time (other than Brian Ashley who will become a director of Acquiror Bank) shall have the right to immediately thereafter become an advisory director of Acquiror Bank. Each advisory director will be paid $300 for each advisory board meeting attended by such advisory director. It is intended that the advisory board shall meet once a month during the one year period next following the Effective Date.

                        (f)     Each current director of Aquiree Bank who continues in such capacity up to the Effective Time (other than Brian Ashley) shall, at the Effective Time, become a participant in the Acquiror Bank Directors' Retirement Plan and each such director shall be entitled to the benefits set forth in his Acquiror Bank Directors' Retirement Plan Agreement subject to the terms and conditions thereof including (i) such director relinquishing and releasing all rights and claims that he has or might have to benefits or compensation from Acquiree Bank (other than compensation voluntarily deferred by a director to a later date), (ii) the non-competition, non-solicitation and confidentiality provisions therein contained, and (iii) in the case of Brian Ashley only, the vesting requirements set forth therein, which vesting shall become automatically accelerated upon his death or disability while he is a director or employee of Acquiror Bank.

                        (g)     Brian Ashley (the "Key Employee") shall, immediately after the Effective Time, become a Senior Vice President of the Community Plus Division of Acquiror Bank. At the Effective Time, the Acquiror Bank agrees to provide a three year employment agreement to the Key Employee (the "Employment Agreement") and the Key Employee shall become a participant in the Acquiror Bank Executive Supplemental Retirement Income Plan ("SERP"). The Key Employee shall be entitled, upon

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his becoming a participant in the SERP, to the benefits set forth in his SERP Agreement subject to the terms and conditions thereof including (i) the vesting requirements set forth therein, which vesting shall become automatically accelerated upon his death or disability while employed by Acquiror Bank, and (ii) the non-competition, non-solicitation and confidentiality provisions therein contained. The Employment Agreement and SERP Agreement shall be in substitution and replacement of any and all existing employment, severance and/or change in control agreement or arrangement, and all non-qualified benefit plans, programs or agreements existing at Acquiree Bank (other than compensation voluntarily deferred) for the benefit of the Key Employee and, as of the Effective Time, any existing agreement, arrangement and non-qualified benefit (other than compensation voluntarily deferred) of the Key Employee at Acquiree Bank, if any, shall be cancelled and terminated and the Key Employee shall not be entitled to any benefits thereunder.

ARTICLE VI - CONDITIONS TO CONSUMMATION

            6.1     Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

                         (a)     Stockholder/Member Approval. If required by the OTS, this Agreement shall have been approved by the requisite vote of Acquiror MHC's members, Acquiror Bancorp's stockholders and Acquiree Bank's members in accordance with applicable laws and regulations.

                         (b)     Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired;provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Acquiror of the transactions contemplated hereby that, had such condition or requirement been known, Acquiror would not have entered into this Agreement.

                         (c)     No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger as contemplated by this Agreement.

                         (d)     Required Third Party Consents. The parties hereto shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement.

            6.2     Conditions to the Obligations of Acquiror. The obligations of Acquiror to effect the Merger or other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiror:

                         (a)     Acquiree Bank's Representations and Warranties. Each of the representations and warranties of Acquiree Bank set forth in this Agreement shall (i) as of the date of this Agreement be true and correct in all material respects; and (ii) as of the Closing Date be true and correct as though made anew on the Closing Date (other than those that speak to a specific date), but only to the extent that the

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failure to be so true and correct on the Closing Date, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Acquiree Bank.

                         (b)     Performance of Acquiree Bank's Obligations. Acquiree Bank shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

                        (c)     No Material Adverse Effect. There shall not have occurred any event or occurrence, or series of events or occurrences, that has had, or is reasonably likely to have, a Material Adverse Effect on Acquiree Bank.

                         (d)     Officers' Certificate. Acquiror shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiree Bank to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied.

                         (e)     Good Standing and Other Certificates. Acquiror shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiree Bank and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Acquiror may reasonably require.

                         (f)     Corporate Authorization. All corporate action required to be taken by or on the part of Acquiree Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiree Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members of Acquiree Bank, as the case may be, and Acquiror shall have received certified copies of the resolutions evidencing such authorization.

                         (g)     Certain Other Third Party Consents. Acquiree Bank or Acquiror Bank shall have received the appropriate third party consents to prevent the occurrence of an event contemplated by Section 3.2(d)(i)(C).

            6.3     Conditions to the Obligations of Acquiree Bank. The obligations of Acquiree Bank to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiree Bank:

                         (a)     Acquiror Representations and Warranties. Each of the representations and warranties of Acquiror MHC, Acquiror Bancorp and Acquiror Bank set forth in this Agreement shall (i) as of the date of this Agreement be true and correct in all material respects; and (ii) as of the Closing Date be true and correct as though made anew on the Closing Date (other than those that speak to a specific date), but only to the extent that the failure to be so true and correct on the Closing Date, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Acquiror.

                         (b)     Performance of Acquiror MHC, Acquiror Bancorp and Acquiror Bank's Obligations. Acquiror MHC, Acquiror Bancorp and Acquiror Bank shall have performed in all material respects all obligations and covenants required to be performed by each of them under this Agreement at or prior to the Effective Time.

                         (c)     No Material Adverse Effect. There shall not have occurred any event or occurrence, or series of events or occurrences, that has had, or is reasonably likely to have, a Material Adverse Effect on Acquiror.

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                        (d)     Officers' Certificate. Acquiree Bank shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Acquiror MHC, Acquiror Bancorp and Acquiror Bank to the effect that the conditions set forth in Sections 6.3(a) , (b and (c) have been satisfied.

                        (e)     Good Standing and Other Certificates. Acquiree Bank shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiror and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as Acquiree Bank may reasonably require.

                         (f)     Corporate Authorization. All corporate action required to be taken by or on the part of Acquiror to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiror of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and members or stockholders of Acquiror, as the case may be, and Acquiree Bank shall have received certified copies of the resolutions evidencing such authorization.

                        (g)     Certain Agreements. The Acquiror Bank shall have executed the Employment Agreement, the Key Employee's SERP Agreement, the Acquiror Bank Directors' Retirement Plan Agreement for each Acquiree Bank director, subject to execution thereof by the other parties thereto, which agreements shall take effect immediately following the Effective Time; provided the foregoing shall not be a condition or apply with respect to a party thereto who terminates service for any reason with Acquiree Bank prior to the Effective Time.

ARTICLE VII - TERMINATION

            7.1     Termination. This Agreement may be terminated, and the Merger contemplated hereby abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any required member or stockholder approval:

                         (a)     Mutual Consent. By the mutual written consent of Acquiror MHC, Acquiror Bancorp, Acquiror Bank and Acquiree Bank; or

                         (b)     No Stockholder or Member Approval. By Acquiror or Acquiree Bank, in the event of the failure of Acquiror Bancorp's stockholders or Acquiror MHC's members or the failure of the members of Acquiree Bank to approve or adopt this Agreement at their respective stockholders or members meetings, as applicable, to the extent such stockholder or member approval is required by the OTS, provided, however, that;

(i) Acquiror shall only be entitled to terminate the Agreement pursuant to this clause if Acquiror MHC and Acquiror Bancorp have complied in all material respects with their obligations under Section 5.7; and

(ii) Acquiree Bank shall only be entitled to terminate the Agreement pursuant to this clause if Acquiree Bank has complied in all material respects with its obligations under Section 5.7; or

                         (c)     No Regulatory Approval. By either Acquiror or Acquiree Bank, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval; provided, however, that no

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party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of that party set forth herein, or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                         (d)     Delay. By either Acquiror or Acquiree Bank, in the event the Effective Date of the Merger shall not have occurred by December 31, 2005, unless the failure to so consummate by such date is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

                         (e)     Material Breach of Representation, Warranty or Failure to Perform Covenant. By either Acquiror or Acquiree Bank (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event that either of their respective Boards of Directors determines, by a majority vote of the members of such entire Board of Directors, that the other party shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) is incapable of being cured or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or failure to perform, and (ii) renders the conditions set forth in Sections 6.2(a), (b) or (c) or Sections 6.3(a, (b) or (c), as the case may, incapable of being satisfied; or

                         (f)     Failure of Acquiree Bank to Recommend Approval. By Acquiror if: (i) the Board of Directors of Acquiree Bank does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, the approval or adoption of this Agreement or (ii) if, after making such recommendation in any such proxy statement, the Board of Directors of Acquiree Bank withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiror; or

                         (g)     Failure of Acquiror to Recommend Approval. By Acquiree Bank if: (i) the Board of Directors of Acquiror MHC or Acquiror Bancorp, as applicable, does not publicly recommend in any proxy statement utilized in connection with the transactions contemplated by this Agreement, that the members of Acquiror MHC or the stockholders of Acquiror Bancorp, as applicable, approve or adopt this Agreement or (ii) after making such recommendation in such proxy statement, the Board of Directors of Acquiror MHC or Acquiror Bancorp, as applicable, withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to Acquiree Bank; or

                         (h)    Superior Proposal. By the Board of Directors of Acquiree Bank, if the Board of Directors of Acquiree Bank authorizes Acquiree Bank to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Acquiree Bank has determined is a Superior Proposal; provided, that Acquiree Bank shall not terminate this Agreement pursuant to this Section 7.1(h) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Acquiree Bank's written notice advising Acquiror Bancorp that Acquiree Bank has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Acquiree Bank intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Acquiree Bank shall provide a reasonable opportunity to Acquiror Bancorp during such three-day period to make such adjustments to the terms and conditions of this Agreement as would enable Acquiree Bank to proceed with the transactions contemplated herein on such adjusted terms.

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            7.2     Termination Fees and Expenses.

                        (a)     If this Agreement is validly terminated (i) by Acquiree Bank pursuant to Section 7.1(e) as a result of Acquiror's willful or intentional breach, in any material respect, of its representations or warranties or as a result of Acquiror's willful or intentional failure to perform in any material respect, any of its covenants or other agreements contained in this Agreement or (ii) by Acquiree Bank pursuant to Section 7.1(g), Acquiror Bancorp shall pay Acquiree Bank a termination fee of $175,000. Neither party shall have committed a willful or intentional breach of its representations relating to "Environmental Matters" unless the breach was actually known by an officer or director of such party and was not promptly disclosed after such knowledge was obtained.

                         (b)     If this Agreement is validly terminated (i) by Acquiror pursuant to Section 7.1(e) hereof as a result of Acquiree Bank's willful or intentional breach, in any material respect, of its representations or warranties or as a result of Acquiree Bank's willful or intentional failure to perform, in any material respect, any of its covenants or other agreements contained in this Agreement, (ii) by Acquiror pursuant to Section 7.1(f), or (iii) by Acquiree Bank pursuant to Section 7.1(h) hereof, Acquiree Bank shall pay Acquiror a termination fee of $175,000.

            7.3     Effect of Termination. In the event of termination of this Agreement by either Acquiror or Acquiree Bank as provided in Section 7.1, this Agreement shall forthwith become void and, subject toSection 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that Sections 5.3(c), 7.2, 7.3 and 8.6, shall survive any termination of this Agreement.

ARTICLE VIII - CERTAIN OTHER MATTERS

            8.1     Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

            8.2     Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.11 of this Agreement, shall survive the Effective Time. All representations, warranties, and other agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

            8.3     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto.

            8.4     Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            8.5     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard to conflicts of laws principles.

            8.6     Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

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            8.7     Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to Acquiror MHC, Acquiror Bancorp and Acquiror Bank, to:

Citizens Community Bancorp 2174 Eastridge Center Eau Claire, Wisconsin 54701 Facsimile: (715) 830-5265 Attention: James G. Cooley

            With copies to:

Silver, Freedman ∓ Taff, L.L.P. 1700 Wisconsin Ave., NW Washington, DC 20016 Facsimile: (202) 337-5502 Attention: Martin L. Meyrowitz, P.C.

            If to Acquiree Bank, to:

Community Plus Savings Bank 310 W. Tienken Road Rochester Hills, Michigan 48306 Facsimile: (248) 651-8485 Attention: Brian Ashley

            With copies to:

O'Reilly Rancilio, P.C. 12900 Hall Road, Suite 350 Sterling Heights, Michigan 48313 Facsimile: (586) 726-1560 Attention: Charles E. Turnball, Esq.

            8.8     Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 5.11 and 5.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            8.9     Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the written consent of the other parties.

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            The parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

CITIZENS COMMUNITY MHC

By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer

CITIZENS COMMUNITY BANCORP

By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer

CITIZENS COMMUNITY FEDERAL

By:	/s/ James G. Cooley James G. Cooley President and Chief Executive Officer

COMMUNITY PLUS SAVINGS BANK

By:	/s/ Brian Ashley Brian Ashley President and Chief Executive Officer